                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              UNISYS CORPORATION
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                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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

                                 [UNISYS LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 24, 1997

     Unisys Corporation will hold its 1997 Annual Meeting of Stockholders at The Park Hyatt Philadelphia at the Bellevue, Broad and Walnut Streets, Philadelphia, Pennsylvania, on Thursday, April 24, 1997 at 9:30 a.m. to:

        1. elect four directors;

        2. ratify the selection of independent auditors for 1997;

        3. consider and vote upon the two stockholder proposals set forth in the attached Proxy Statement; and

        4. transact any other business properly brought before the meeting.

     Only holders of record of Unisys Common Stock at the close of business on February 24, 1997 will be entitled to vote at the Annual Meeting.

     A ticket is required for admission to the meeting. If you plan to attend and you are a stockholder of record (or if you have shares of Unisys Common Stock credited to your account in the Unisys Savings Plan), please mark the appropriate oval on the enclosed proxy card, and we will send you a ticket. If your shares are held in the name of a broker or other nominee, you must bring proof of ownership (e.g., broker's statement) to be admitted to the meeting.

                                          By Order of the Board of Directors,

                                          /s/ Harold S. Barron
                                          Harold S. Barron
                                          Senior Vice President, General Counsel
                                          and Secretary

Blue Bell, Pennsylvania
March 14, 1997

                                   IMPORTANT

PLEASE COMPLETE AND MAIL THE ENCLOSED PROXY CARD PROMPTLY WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. THE ENCLOSED RETURN ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE U.S.A.

                               UNISYS CORPORATION

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 24, 1997

     The Board of Directors of Unisys Corporation ("Unisys" or the "Company") solicits your proxy for use at the 1997 Annual Meeting of Stockholders to be held on April 24, 1997 and at any adjournment(s) thereof (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to elect directors, ratify the selection of independent auditors and consider and vote upon two stockholder proposals.

     The record date for the Annual Meeting is February 24, 1997. Only holders of record of Unisys Common Stock as of the close of business on the record date are entitled to vote at the meeting. On the record date, 174,849,472 shares of Unisys Common Stock were outstanding. The presence, in person or by proxy, of a majority of those shares will constitute a quorum at the meeting.

     Each record holder of Unisys Common Stock as of the record date is entitled to cast one vote per share on each matter to be voted upon. Directors will be elected by a plurality of the votes cast. Each of the other matters scheduled to come before the Annual Meeting will be approved if it receives the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote on the matter. For purposes of determining whether a matter has received a majority vote, abstentions will be included in the vote totals, with the result that an abstention has the same effect as a negative vote. Broker non-votes will not be included in the vote totals and therefore will have no effect on the vote.

     If you properly execute and return the enclosed proxy/voting instruction card, and do not revoke it, the proxy holders will vote the shares represented by the proxy in accordance with your instructions. If a properly executed proxy gives no instructions, the proxy holders will vote the shares represented thereby FOR the election of directors, FOR the selection of independent auditors, AGAINST the adoption of the stockholder proposals and in their discretion on any other matters that properly come before the Annual Meeting. You may revoke an executed proxy at any time prior to its exercise by giving notice in writing to the Secretary of Unisys or by voting in person at the meeting.

     If you are a participant in the Unisys Savings Plan (the "Savings Plan"), the enclosed proxy/voting instruction card will serve as voting instructions to the Savings Plan trustee for any whole shares of Unisys Common Stock credited to your account as of February 24, 1997. The trustee will vote those shares in accordance with your instructions if it receives your signed proxy/voting instruction card by April 18, 1997. If you do not sign and return the proxy/voting instruction card in a timely manner, or if you give no instructions with respect to a matter to be voted upon, the trustee will vote the shares credited to your account in the same proportion as it votes those shares for which it received proper instructions from other participants.

     This Proxy Statement, the accompanying form of proxy/voting instruction card and the annual report of Unisys, including 1996 financial statements, are first being mailed on or about March 14, 1997.

     The Company's principal executive offices are located at Township Line and Union Meeting Roads, Blue Bell, Pennsylvania 19424.

                             ELECTION OF DIRECTORS

     The Board of Directors currently consists of ten members, divided into three classes. One class of directors is elected each year to hold office for a three-year term. Under the Company's Bylaws, no person may be elected a director after having attained the age of 70. The four directors whose terms expire in 1997, Gail D. Fosler, Melvin R. Goodes, Edwin A. Huston and Robert McClements, Jr., have been nominated for reelection. The remaining six directors will continue to serve as set forth below. Each of the nominees has agreed to serve as a director if elected, and Unisys believes that each nominee will be available to serve. However, the proxy holders have discretionary authority to cast votes for the election of a substitute should any nominee not be available to serve as a director.

INFORMATION REGARDING NOMINEES AND DIRECTORS

     The names and ages of the nominees and directors, their principal occupations or employment during the past five years and other data regarding them are set forth below.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

----------------    GAIL D. FOSLER
                    Ms. Fosler, 49, is Senior Vice President and Chief Economist of
                    The Conference Board, a business-sponsored, nonprofit research organization. She previously served as the Chief Economist and
                    Deputy Staff Director for the Senate Budget Committee from 1978 to 1989. She is a Director of H. B. Fuller Company and a Trustee
                    of the John Hancock Mutual Funds. She has served as a Director of
                    Unisys since 1993 and is a member of the Audit Committee, the
                    Nominating Committee and the Pension Investment Committee of the
----------------    Board of Directors.


----------------    MELVIN R. GOODES
                    Mr. Goodes, 61, is a Director and Chairman and Chief Executive
                    Officer of Warner-Lambert Company, a diversified worldwide health care, pharmaceutical and consumer products company. He has also held the position of President and Chief Operating Officer of that company. He is a Director of Ameritech Corporation and Chase
                    Manhattan Corporation. He has served as a Director of Unisys since 1987 and is a member of the Compensation and Organization
                    Committee, the Committee for Equity-Based Compensation, the
                    Finance Committee and the Nominating Committee of the Board of
----------------    Directors.


----------------    EDWIN A. HUSTON
                    Mr. Huston, 58, is Senior Executive Vice President-Finance and
                    Chief Financial Officer of Ryder System, Inc., an international highway transportation services company. He has served as a
                    Director of Unisys since 1993 and is a member of the Audit
                    Committee, the Nominating Committee and the Pension Investment
----------------    Committee of the Board of Directors.


----------------    ROBERT MCCLEMENTS, JR.
                    Mr. McClements, 68, is a retired Chairman of Sun Company, Inc., a diversified energy company. He has also held the position of
                    President and Chief Executive Officer of that company. He is a
                    Director of Bethlehem Steel Corporation. He has served as a
                    Director of Unisys since 1991 and is a member of the Audit
                    Committee, the Corporate Responsibility Committee and the
----------------    Nominating Committee of the Board of Directors.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                             TERM EXPIRING IN 1998


----------------    THEODORE E. MARTIN
                    Mr. Martin, 57, is a Director and President and Chief Executive
                    Officer of Barnes Group Inc., a manufacturer and distributor of automotive and aircraft components and maintenance products. He has also held the positions of Executive Vice
                    President-Operations of that company and President and Chief
                    Operating Officer and Group Vice President of one of that
                    company's principal business units. He is a Director of
                    Ingersoll-Rand Company. He has served as a Director of Unisys since 1995 and is a member of the Audit Committee, the Corporate
                    Responsibility Committee and the Nominating Committee of the
----------------    Board of Directors.


----------------    ALAN E. SCHWARTZ
                    Mr. Schwartz, 71, is an attorney and a senior partner of the law firm of Honigman Miller Schwartz and Cohn, Detroit, Michigan. He
                    is a Director of Core Industries, Inc., The Detroit Edison
                    Company, The DTE Energy Company, Handleman Company, Howell
                    Industries, Inc. and Pulte Corporation. He has served as a
                    Director of Unisys since 1971 and is a member of the Compensation and Organization Committee, the Finance Committee and the
----------------    Nominating Committee of the Board of Directors.


----------------    JAMES A. UNRUH
                    Mr. Unruh, 55, is Chairman of the Board and Chief Executive
                    Officer of Unisys. He has also held the positions of President and Chief Operating Officer, Executive Vice President, and Senior
                    Vice President and Chief Financial Officer. He is a Director of
                    Ameritech Corporation and The Prudential Insurance Company of
----------------    America. He has served as a Director of Unisys since 1986.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                             TERM EXPIRING IN 1999


----------------    J. P. BOLDUC
                    Mr. Bolduc, 57, is Chairman and Chief Executive Officer of JPB
                    Enterprises, Inc., a highly diversified holding company with interests in the food, beverage, real estate, retail and
                    manufacturing industries. He previously served in the positions of Vice Chairman, Chief Operating Officer, President and Chief
                    Executive Officer of W. R. Grace & Co., a specialty chemicals and health care company, from 1986 to 1995. He is a Director of
                    Brothers Gourmet Coffees, Inc., Marshall & Ilsley Corporation,
                    Newmont Gold and Mining Corporations, Proudfoot PLC and
                    Sundstrand Corporation. He has served as a Director of Unisys since 1992 and is a member of the Corporate Responsibility
                    Committee, the Finance Committee and the Nominating Committee of
----------------    the Board of Directors.


----------------    JAMES J. DUDERSTADT
                    Dr. Duderstadt, 54, is President Emeritus of the University of
                    Michigan and University Professor of Science and Engineering at
                    that university. He is a Director of CMS Energy Corporation. He has served as a Director of Unisys since 1990 and is a member of the Audit Committee, the Corporate Responsibility Committee, the
                    Nominating Committee and the Pension Investment Committee of the
----------------    Board of Directors.


----------------    KENNETH A. MACKE
                    Mr. Macke, 58, is General Partner of Macke Partners, a venture capital firm. He previously served as Chairman and Chief
                    Executive Officer of Dayton Hudson Corporation, a general
                    merchandise retailer, from 1984 to 1994. He is a Director of
                    Fingerhut Companies, Inc., First Bank System, Inc. and General
                    Mills, Inc. He has served as a Director of Unisys since 1989 and is a member of the Compensation and Organization Committee, the
                    Committee for Equity-Based Compensation, the Finance Committee
----------------    and the Nominating Committee of the Board of Directors.

BOARD MEETINGS

     The Board of Directors held ten meetings in 1996. During 1996, all directors attended at least 75 percent of the meetings of the Board of Directors and standing Committees on which they served.

COMMITTEES

     In 1996, the Board of Directors had a standing Audit Committee, Compensation and Organization Committee, Committee for Equity-Based Compensation and Nominating Committee, as well as certain other committees.

     The Audit Committee held four meetings in 1996. Its principal functions were to review compliance with Company policies, review internal control procedures, recommend to the Board of Directors the firm of independent auditors to serve the Company, review the scope, fees and results of the audit by the independent auditors and review the internal audit organization and annual audit plan. The members of the Audit Committee were Ms. Fosler and Messrs. Duderstadt, Huston, Martin and McClements.

     The Compensation and Organization Committee held 11 meetings in 1996. Its principal functions were to review and approve remuneration of the Company's elected officers, evaluate performance, review and approve senior executive compensation programs, administer remuneration plans, including the Company's variable compensation plan, and review management succession and related matters. The members of the Compensation and Organization Committee were Messrs. Goodes, Macke and Schwartz.

     The Committee for Equity-Based Compensation held two meetings in 1996. Its principal functions were to review and approve equity-based compensation and to administer the equity-based aspects of the Company's remuneration plans, including the 1990 Unisys Long-Term Incentive Plan (the "1990 Plan"). The members of the Committee for Equity-Based Compensation were Messrs. Goodes and Macke.

     The Nominating Committee held two meetings in 1996. All directors other than Mr. Unruh were members of the Nominating Committee. The principal functions of the Nominating Committee were to identify and review candidates and recommend to the Board of Directors nominees for membership on the Board of Directors. In fulfilling this responsibility, the Nominating Committee will consider recommendations received from stockholders and other qualified sources. Stockholder recommendations must be in writing and addressed to the Chairman of the Nominating Committee, c/o Corporate Secretary, Unisys Corporation, Township Line and Union Meeting Roads, Blue Bell, Pennsylvania 19424. If a stockholder intends to make a nomination at an Annual Meeting, the Company's Bylaws require that the stockholder deliver a notice to the Company not less than 90 days prior to such Annual Meeting setting forth (i) the name, age, business and residence addresses of each nominee, (ii) the principal occupation or employment of each nominee, (iii) the number of shares of Unisys capital stock beneficially owned by each nominee, (iv) a statement that the nominee is willing to be nominated and (v) such other information concerning each nominee as would be required, under the rules promulgated by the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of such nominee.

     The Board has also designated standing Corporate Responsibility, Finance and Pension Investment Committees and may establish other committees from time to time.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, upon the recommendation of its Audit Committee, has selected the firm of Ernst & Young LLP as independent auditors to audit the Company's books and accounts for the year ending December 31, 1997 and recommends ratification of such selection by the stockholders. Ernst & Young LLP has served as independent auditors for Unisys since the merger of Burroughs Corporation and Sperry Corporation in 1986, having previously served in that capacity for Sperry Corporation. Its representatives will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions asked by stockholders.

     In connection with the year ended December 31, 1996, Ernst & Young LLP furnished, or is furnishing, worldwide audit services and certain non-audit services to Unisys. The Audit Committee of the Board of Directors has reviewed and approved significant items. Fees incurred, or to be incurred, for the year ended December 31, 1996 aggregated approximately $6.7 million.

     The Board of Directors considers Ernst & Young LLP to be well qualified to serve as the independent auditors for Unisys. If, however, stockholders do not ratify the selection of Ernst & Young LLP, the Board will reconsider the appointment.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR 1997. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS OTHERWISE SPECIFY IN THEIR PROXIES.

                              STOCKHOLDER PROPOSAL

                                  (PROPOSAL 1)

     The Central Pension Fund of the International Union of Operating Engineers and Participating Employers, 4115 Chesapeake Street, N.W., Washington, D.C. 20016-4665, beneficial owner of 32,430 shares of Unisys Common Stock, has proposed the adoption of the following resolution:

     BE IT RESOLVED: That the stockholders of Unisys Corporation (or "Company") urge that the Board of Directors take the necessary steps, in compliance with Delaware state law, to declassify the Board of Directors for the purpose of director elections. The Board declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected.

SUPPORTING STATEMENT OF THE PROPONENT

     The Board of Directors of the Company is divided into three classes serving staggered three-year terms. It is our belief that the classification of the Board of Directors is not in the best interests of the Company and its shareholders. The elimination of the staggered board would require each director to stand for election annually. This procedure would allow shareholders an opportunity to annually register their views on the performance of the board collectively and each director individually. Concerns that the annual election of all directors would leave the Company without experienced board members in the event that all incumbents are voted out is unfounded. If the owners should choose to replace the entire board, it would be obvious that the incumbent directors' contributions were not valued.

     It is our belief that a company's corporate governance procedures and practices, and the level of management accountability they impose, are related to the financial performance of a company. We believe sound corporate governance practices, such as the annual election of all directors, will impose the level of management accountability necessary to help ensure that a good performance record is attainable over the long-term. Regardless of whether a shareholder believes the current Board or management team is performing satisfactorily or not, we believe it is clearly in the best interest of the Company and its shareholders to take definitive action as owners if they believe the Board is failing to realize the full potential of the Company's assets.

     A classified board of directors protects the incumbency of the Board of Directors and current management which in turn limits accountability to stockholders. In addition to a classified Board, we believe the Company has the following measures in place which further protect incumbency and limit accountability to shareholders: a "poison pill" shareholder rights plan, blank check preferred stock, no cumulative voting, and change-in-control severance agreements for certain executives. We believe that allowing shareholders to annually register their views on the performance of the Board and each Director is one of the best methods to ensure that our Company will be managed in the best interest of shareholders, both now and in the long-term.

     We urge your support for this proposal.

STATEMENT OF UNISYS IN OPPOSITION TO STOCKHOLDER PROPOSAL

     In 1984, the stockholders of the Company approved provisions in its Certificate of Incorporation and Bylaws that divided the Board of Directors into three classes, with approximately one-third of the directors elected each year for a three-year term. The Board continues to believe that a classified Board of Directors provides important benefits to both the Company and its stockholders.

     A classified Board helps provide continuity and consistency of business strategy and policy. Because approximately two-thirds of the directors remain in office each year, the classified system helps ensure that experienced individuals, familiar with the Company's business and affairs, will be on the Board at all times. At the same time, the annual election of one-third of the Board of Directors gives stockholders the opportunity to review corporate decision making, while avoiding the sudden and disruptive changes in corporate policies that could arise if an entirely new group of directors were elected in a single year.

     The Board also believes that the staggered system of electing directors affords the Company valuable protection against an unsolicited or unfriendly proposal to take over the Company. A classified Board is intended to encourage a person seeking to obtain control of the Company to negotiate with the Board. Because at least two stockholders' meetings will generally be required to effect a change in control of the Board, the classified system gives the incumbent directors the time and leverage necessary to review any takeover proposal, to negotiate a more favorable result, to consider alternative strategies and to assure that stockholder value is maximized.

     If approved by the stockholders, the proposal would not in itself declassify the Board. Instead, it would serve as a recommendation to the Board to take the necessary steps to end the staggered system of electing directors. To declassify the Board, it would be necessary to amend the relevant provisions of the Unisys Certificate of Incorporation and Bylaws. The affirmative vote of 80% of the outstanding shares of Unisys Common Stock would be required to approve those amendments.

     For the reasons set forth above, the Board of Directors opposes the foregoing stockholder proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE ADOPTION OF THE FOREGOING STOCKHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS OTHERWISE SPECIFY IN THEIR PROXIES.

                              STOCKHOLDER PROPOSAL

                                  (PROPOSAL 2)

     Greenway Partners, L.P., 277 Park Avenue, New York, New York 10172, beneficial owner of 2,550,000 shares of Unisys Common Stock, has proposed the adoption of the following resolution:

     RESOLVED, that the shareholders hereby recommend that the Board of Directors authorize a transaction pursuant to which Unisys information services group and customer services group be separated from its traditional computer hardware and software businesses through either a sale of the hardware/software businesses or a spin-off transaction.

SUPPORTING STATEMENT OF THE PROPONENT

     The proponent and its affiliates own over 8,000,000 shares of Unisys, making us the largest shareholder. At last year's Annual Meeting, our proposal for a spin-off received the support of approximately one-third of the shares voting, including a majority of the shares in the Unisys Savings Plan, the participants in which are current and retired employees. We continue to believe there is great underlying value in Unisys that can be realized through separating out the faster growing services groups from the more mature computer businesses.

     Unisys should actively seek to sell its mature hardware/software businesses, thereby leaving shareholders with a pure services company and the proceeds from the sale. If no buyer is found, Unisys should create, through a spin-off, a separate services company containing the existing information services group and most - if not all - of the customer services group, including the planning and installation of computer networks and maximization of desktop systems. Unisys' maintenance business also would be placed in the new entity with long-term contracts to service computers sold by the separate Unisys hardware company.

     Investors, potential capital sources and analysts will be able to price more efficiently the separate businesses by taking into account their independent prospects. With a spin-off, the individual managements can become more accountable for their respective businesses and incentivized through options on the stock of the separate companies, and existing Unisys shareholders would own shares in each of two entities - the services company and the hardware/software company.

     Unisys ended 1995 by announcing another restructuring - the fifth in seven years. There have been too many restructurings with too little to show. Indeed, the proponent is not alone in its concern with Unisys. The Council of Institutional Investors, whose members control approximately one trillion dollars of pension funds, named Unisys to its 1996 "Focus List" consisting of the 20 worst performing companies in the S&P 500. Unisys also made the 1992 "Focus List."

     While the stock market has amply rewarded various technology companies - including information services providers such as Electronic Data Services (EDS) and Computer Sciences - with high stock multiples and prices, the performance of Unisys has been abominable. As shown by the Stock Performance Graph on page 22, Unisys has lagged far behind its peer group and the S&P 500 Index. Something dramatic must be done!

     SEND MANAGEMENT A MESSAGE BY VOTING "FOR" PROPOSAL 2. Consistent with the proxy rules, our proposal is couched as a recommendation to the Board and its passage cannot compel action. However, a substantial shareholder vote in favor should, we believe, be regarded as a mandate to the Board to develop a program to separate Unisys' services businesses from its hardware/software businesses.

STATEMENT OF UNISYS IN OPPOSITION TO STOCKHOLDER PROPOSAL

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE ADOPTION OF THE FOREGOING PROPOSAL.

     Unisys is always open to suggestions that may enhance stockholder value. Company representatives have therefore met on several occasions with the proponents to discuss the proposal. However, after carefully considering the proposal, the Board believes that the risks of separating the Company's computer business from its services businesses greatly outweigh any potential benefits and that the Company's strategy of being a full-service information management company will better serve to maximize stockholder value over time.

     The separation of the computer systems group from the two services groups would jeopardize customer relationships dependent upon the combined capabilities of the three business units. Given the breadth of solutions required for their businesses, the Company's clients increasingly expect to receive products and services in a fully coordinated manner. The Company's "three businesses - one company" structure allows it to meet this growing need in the marketplace for a source of "one-stop shopping" for information management solutions. Separating the computer business from the services units would eliminate this market differentiator at a time when more than 80% of the Company's revenue is derived from customers doing business with at least two of the business units and more than 70% is attributable to customers doing business with all three.

     Separation would also destroy the synergy among the units, risking lower sales for all three. Under the integrated structure, each of the business units is able to capitalize on the Company's worldwide marketing presence and its extensive customer base. As a result, the Company has market opportunities that would not be available if the services and computer businesses were separate. During the last 18 months, the computer systems and information services groups teamed to win a $70 million contract for a national voting system in Brazil; the customer services and computer systems groups teamed to implement a network of personal computers and related services in a statewide public school system valued at more than $50 million; and all three units collaborated on a more than $35 million project for information technology and services at a major United Kingdom restaurant enterprise.

     Adoption of the proposal would also adversely affect the services units' position as the preeminent services providers in the Unisys environment. The services businesses benefit not only from their understanding of Unisys core technologies but also from their visibility into new and emerging technologies from Unisys. Separation from the computer unit would undermine that advantage in winning contracts from clients to apply and service Unisys technologies and would weaken both their business and that of the computer systems group.

     The Board also believes it would be disruptive to dismantle the Company's "three businesses - one company" structure at a time when Unisys is making clear financial progress. In January 1996, when the Company was realigned into three interdependent business units, the Company expected the new structure to bring the focus and accountability necessary to improve its financial performance. The Company made quarter-to-quarter progress in 1996 under the new structure. Net income improved each quarter, culminating in a return to profitability on a per-share basis in the fourth quarter of the year. The Company also made major progress in significantly reducing its expenses as planned under the realignment. This resulted in increased operating income each quarter during the year and a fourth quarter operating income margin that was the highest in three years. Adoption of the proposal would disrupt that progress and jeopardize it going forward. It would also require a costly restructuring of the Company's capital structure since most of the Company's long-term debt is non-assignable and would need to be refinanced if the business units were separated.

     The Board therefore continues to believe that the "three businesses - one company" structure is the best means to maximize stockholder value at this time. It does not consider the separation of the technology business from the services businesses to be prudent at a time when customers are increasingly demanding a single source for their information management needs and when the Company is making demonstrable progress under the integrated structure. The Board believes that the best strategy for the Company is to continue to improve fundamental performance and to continue to build a premier information management company where customers can obtain the integrated solutions that they require.

     Regardless of the outcome of the vote on the proposal, the Board has and will continue to consider all reasonable avenues to increase stockholder value. However, the Board urges stockholders to reject the proposal for all the reasons set out above.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE ADOPTION OF THE FOREGOING STOCKHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS OTHERWISE SPECIFY IN THEIR PROXIES.

         SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson and Fidelity Management & Research Company, 82 Devonshire Street, Boston, Massachusetts 02109, have jointly filed a Schedule 13G with the Securities and Exchange Commission dated February 14, 1997 reporting beneficial ownership of 10,317,172 shares (or 5.61%) of Unisys Common Stock. Of such shares, 9,074,430 represent shares issuable upon conversion of the Company's convertible debt securities and preferred stock. Sole dispositive power has been reported for 10,317,172 shares. Sole voting power has been reported for 822,467 shares.

     Shown below are the number of shares of Unisys Common Stock (or Stock Units) beneficially owned as of March 1, 1997, by all directors and nominees, each of the executive officers named on page 12, and all directors and executive officers of Unisys as a group. No director or named executive officer beneficially owns more than one percent of the outstanding shares of Unisys Common Stock. All directors and executive officers as a group beneficially own 1.8% of the shares of Unisys Common Stock deemed outstanding.

                                                                     ADDITIONAL SHARES OF
                                           NUMBER OF SHARES          COMMON STOCK DEEMED
           BENEFICIAL OWNER              OF COMMON STOCK(1)(2)     BENEFICIALLY OWNED(1)(3)
---------------------------------------  ---------------------     ------------------------
Harold S. Barron.......................          68,295                      174,750
J. P. Bolduc...........................           7,955                           --
James J. Duderstadt....................           7,118                           --
Gail D. Fosler.........................          11,505                           --
Gerald A. Gagliardi....................          80,631                       82,459
Melvin R. Goodes.......................           6,655                           --
Edwin A. Huston........................           7,406                           --
Kenneth A. Macke.......................          24,806                           --
Theodore E. Martin.....................          10,922                           --
Robert McClements, Jr..................          11,871                           --
Dewaine L. Osman.......................          68,523                      102,000
Lawrence C. Russell....................         108,339                       15,000
Alan E. Schwartz.......................          22,795                           --
James A. Unruh.........................         343,489                    1,245,299
All directors and executive officers as
  a group..............................         996,204                    2,281,522

---------------

(1) Includes shares reported by directors and executive officers as held directly or in the names of spouses, children or trusts as to which beneficial ownership may have been disclaimed.

(2) Includes 1,387 shares for Mr. Unruh, 606 shares for Mr. Gagliardi and 8,977 shares for executive officers as a group, all held under the Savings Plan, a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code. With respect to such shares, plan participants have authority to direct voting. Also includes restricted shares, as described on page 14, as follows: Mr. Barron, 66,695; Mr. Gagliardi, 80,000; Mr. Osman, 64,842; Mr. Russell, 108,339; Mr. Unruh, 269,474; executive officers as a group, 770,900. Also includes Stock Units, as described on page 18, for directors as follows: Mr. Bolduc, 4,955; Dr. Duderstadt, 6,068, Ms. Fosler, 4,655; Mr. Goodes, 6,455; Mr. Huston, 6,406; Mr. Macke, 23,606; Mr. Martin, 10,922; Mr.
    McClements, 10,871 and Mr. Schwartz, 13,795.

(3) Shares shown are shares subject to options exercisable within 60 days following March 1, 1997.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the annual and long-term compensation paid to (i) the chief executive officer and (ii) the other four most highly compensated executive officers of Unisys in 1996 (the "Named Officers"), for services rendered in all capacities to Unisys for 1996, 1995 and 1994.

                                                                                LONG-TERM COMPENSATION
                                                                     ---------------------------------------------
                       ANNUAL COMPENSATION                                   AWARDS                  PAYOUTS
------------------------------------------------------------------   -----------------------   -------------------
                                                           OTHER     RESTRICTED   SECURITIES
                                                          ANNUAL       STOCK      UNDERLYING    LTIP     ALL OTHER
                                                          COMPEN-     AWARD(S)     OPTIONS/    PAYOUTS    COMPEN-
        NAME AND                  SALARY(1)   BONUS(1)   SATION(2)      (3)        SARS(4)       (4)     SATION(5)
   PRINCIPAL POSITION      YEAR      ($)        ($)         ($)         ($)          (#)         ($)        ($)
-------------------------  -----  ---------   --------   ---------   ----------   ----------   -------   ---------
James A. Unruh...........   1996   824,004    585,000       4,642     2,021,055     180,000      --        15,999
  Chairman and Chief        1995   800,004         --       2,025            --     180,000      --        15,999
  Executive Officer         1994   793,336    420,000      65,259            --     180,000      --        73,849

Gerald A. Gagliardi......   1996   397,504    205,000       8,198       594,000      60,000      --        25,140
  Executive Vice
    President               1995   257,086     75,000      11,921            --      30,000      --        12,881
                            1994   194,564     90,000       1,017            --      14,000      --        16,051

Lawrence C. Russell (6)..   1996   450,000    270,000     163,575       682,103      60,000      --            --
  Executive Vice
    President               1995    75,000     50,000      16,747       104,352     250,000      --       200,000

Harold S. Barron.........   1996   362,500    145,000       5,266       500,213      35,000      --        48,230
  Senior Vice President,    1995   351,250     30,000          --            --      34,000      --        43,710
  General Counsel and       1994   340,000     85,000      12,855            --      40,000      --        67,670
  Secretary

Dewaine L. Osman.........   1996   352,504    190,200       3,804       486,315      35,000      --            --
  Senior Vice President     1995   317,923     60,000       2,978            --      34,000      --            --
                            1994   282,500     80,000          --            --      35,000      --        15,250

---------------

(1) Amounts shown include compensation deferred under the Savings Plan or the Deferred Compensation Plan for Executives of Unisys Corporation.

(2) Amounts shown for Mr. Unruh for 1994 are tax reimbursements and personal benefits. Amounts shown for Mr. Russell for 1996 are tax reimbursements and personal benefits, including $87,658 in respect of relocation benefits; amounts shown for Mr. Russell for 1995 are personal benefits. All other amounts shown for the Named Officers are tax reimbursements. No amounts are otherwise shown in respect of personal benefits for the Named Officers because the aggregate amount of such personal benefits did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of such officer as reported in the above table.

(3) Amounts shown are the dollar value, as of the date of grant, of restricted stock awards described on page 14. At December 31, 1996, the number and value of restricted share holdings for each of the Named Officers were as follows: Mr. Unruh - 269,474 shares, $1,818,950; Mr. Gagliardi - 80,000 shares, $540,000; Mr. Russell - 108,339 shares, $731,288; Mr.
    Barron - 66,695 shares, $450,191; Mr. Osman - 64,842 shares, $437,684.

(4) Although the 1990 Plan permits grants of free-standing stock appreciation rights and the payment of performance awards, no such grants or payments were made to any of the Named Officers during the years presented.

(5) Amounts shown for 1996 are the full amount of premiums paid by Unisys for life insurance under split-dollar arrangements.

(6) Mr. Russell became an executive of Unisys in November 1995.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth further information on grants of stock options during 1996 to the Named Officers pursuant to the 1990 Plan. No stock appreciation rights were granted during 1996.

                                                                         POTENTIAL REALIZABLE VALUE AT
                                                                            ASSUMED ANNUAL RATES OF
                                                                           STOCK PRICE APPRECIATION
                          INDIVIDUAL GRANTS                                   FOR OPTION TERMS(1)
----------------------------------------------------------------------   -----------------------------
                        NUMBER OF      % OF
                        SECURITIES     TOTAL
                        UNDERLYING    OPTIONS    EXERCISE
                         OPTIONS      GRANTED    OR BASE
                         GRANTED        TO        PRICE
                           (2)       EMPLOYEES     (3)      EXPIRATION
         NAME              (#)        IN 1996     ($/SH)     DATE (4)    0% ($)   5% ($)     10% ($)
----------------------  ----------   ---------   --------   ----------   ------   -------   ----------
James A. Unruh........    180,000       4.0        6.25       4/24/06      --     708,750    1,788,750
Gerald A. Gagliardi...     60,000       1.3        6.25       4/24/06      --     236,250      596,250
Lawrence C. Russell...     60,000       1.3        6.25       4/24/06      --     236,250      596,250
Harold S. Barron......     35,000       0.8        6.25       4/24/06      --     137,813      347,813
Dewaine L. Osman......     35,000       0.8        6.25       4/24/06      --     137,813      347,813

---------------

(1) Illustrates value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming specified compounded rates of appreciation on Unisys Common Stock over the term of the options. Assumed rates of appreciation are not necessarily indicative of future stock performance.

(2) Options granted to the Named Officers in 1996 were granted on April 24, 1996. Options become exercisable in four equal annual installments, beginning one year after the date of grant. Options become immediately exercisable in the event of a change in control (as defined in the 1990
    Plan).

(3) The exercise price per share is the fair market value (calculated as the average of the high and low sales prices reported on the Composite Tape for New York Stock Exchange Listed Companies) of a share of Unisys Common Stock on the date of grant. Options may be exercised with cash and/or with other shares of Unisys Common Stock or with any other form of consideration permitted by the Compensation and Organization Committee.

(4) The options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information with respect to unexercised stock options held by the Named Officers at December 31, 1996. None of the Named Officers exercised any stock options during 1996.

                                                      NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED            IN-THE-MONEY
                                                           OPTIONS AT                   OPTIONS AT
                            SHARES                     DECEMBER 31, 1996           DECEMBER 31, 1996(1)
                           ACQUIRED      VALUE                (#)                          ($)
                          ON EXERCISE   REALIZED   --------------------------   --------------------------
          NAME                (#)         ($)      EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
------------------------  -----------   --------   -----------  -------------   -----------  -------------
James A. Unruh..........      --          --         1,060,299     455,000        896,875        90,000
Gerald A. Gagliardi.....      --          --            53,209      92,750             --        30,000
Lawrence C. Russell.....      --          --                --     310,000             --       280,000
Harold S. Barron........      --          --           136,250      91,750         87,125        17,500
Dewaine L. Osman........      --          --            73,500      80,500             --        17,500

---------------
(1) Difference between the closing price reported on the Composite Tape for New York Stock Exchange Listed Companies for Unisys Common Stock at December 31, 1996 and the exercise price.

LONG-TERM INCENTIVE PLAN AWARDS

     The following table sets forth information with respect to awards of restricted stock to the Named Officers in 1996.

                                                                                   PERFORMANCE OR
                                                                                    OTHER PERIOD
                                                             NUMBER OF SHARES,         UNTIL
                                                              UNITS OR OTHER         MATURATION
                           NAME                                  RIGHTS(#)           OR PAYOUT
-----------------------------------------------------------  -----------------     --------------
James A. Unruh.............................................       269,474           March 1, 1999
Gerald A. Gagliardi........................................        80,000           March 1, 1999
Lawrence C. Russell........................................        90,947           March 1, 1999
Harold S. Barron...........................................        66,695           March 1, 1999
Dewaine L. Osman...........................................        64,842           March 1, 1999

     All of the above awards were made under the 1990 Plan in the form of restricted shares of Unisys Common Stock. Restricted shares may not be sold or pledged until March 1, 1999. On that date, all restrictions will lapse, provided the executive remains in the employ of Unisys. During the restriction period, holders may vote restricted shares and will receive dividends if and to the extent that dividends are paid on unrestricted shares of Unisys Common Stock. All of the above awards were made as of February 1, 1996, except that Mr. Gagliardi received an award of 70,400 restricted shares as of February 1, 1996 and an additional award of 9,600 restricted shares as of December 12, 1996.

PENSION PLANS

     The table below shows the aggregate annual amounts at age 65 that would be received from the Unisys Pension Plan (the "Pension Plan"), the Supplemental Executive Retirement Plan (the "Supplemental Plan") and the Elected Officer Pension Plan (the "Officer Plan").

                                                 YEARS OF SERVICE
     ASSUMED FINAL       -----------------------------------------------------------------
  AVERAGE COMPENSATION      5          10         15         20         25      30 OR MORE
  --------------------   --------   --------   --------   --------   --------   ----------
       $  200,000        $ 40,000   $ 80,000   $ 90,000   $100,000   $110,000   $  120,000
          300,000          60,000    120,000    135,000    150,000    165,000      180,000
          400,000          80,000    160,000    180,000    200,000    220,000      240,000
          500,000         100,000    200,000    225,000    250,000    275,000      300,000
          600,000         120,000    240,000    270,000    300,000    330,000      360,000
          700,000         140,000    280,000    315,000    350,000    385,000      420,000
          800,000         160,000    320,000    360,000    400,000    440,000      480,000
          900,000         180,000    360,000    405,000    450,000    495,000      540,000
        1,000,000         200,000    400,000    450,000    500,000    550,000      600,000
        1,100,000         220,000    440,000    495,000    550,000    605,000      660,000
        1,200,000         240,000    480,000    540,000    600,000    660,000      720,000
        1,300,000         260,000    520,000    585,000    650,000    715,000      780,000
        1,400,000         280,000    560,000    630,000    700,000    770,000      840,000
        1,500,000         300,000    600,000    675,000    750,000    825,000      900,000
        1,600,000         320,000    640,000    720,000    800,000    880,000      960,000
        1,700,000         340,000    680,000    765,000    850,000    935,000    1,020,000

     Final Average Compensation generally corresponds to the amounts shown in the Summary Compensation Table under the headings Salary and Bonus. However, Final Average Compensation is calculated using the individual's highest 60 consecutive months of compensation out of the final 120 months of employment and thus will differ somewhat from the amounts shown in the Summary Compensation Table. Final Average Compensation for the eligible Named Officers as of March 1, 1997 is as follows: J. A. Unruh - $1,365,336; G. A. Gagliardi - $355,834; L. C.
Russell - $690,000; H. S. Barron - $462,250; D. L. Osman - $403,758. Full years of credited service under the pension plans for the eligible Named Officers as of March 1, 1997 are as follows: J. A. Unruh - 15 years; G. A. Gagliardi - 25 years; L. C. Russell - one year; H. S. Barron - six years; D. L. Osman - 31 years.

     The Pension Plan and Supplemental Plan generally are available to all employees located in the United States. The Officer Plan is available to officers, including the Named Officers, who satisfy certain minimum service requirements. The aggregate pension amount payable under the Officer Plan is offset by benefits paid under the Pension Plan, the Supplemental Plan and any applicable subsidiary plan. The amounts shown in the table are computed on a single life annuity basis and are subject to a reduction equal to 50% of the participant's primary social security benefit.

EMPLOYMENT AGREEMENTS

     Effective July 1, 1994, the Company entered into a three-year employment agreement with James A. Unruh, covering the terms and conditions of Mr. Unruh's employment as Chairman of the Board and Chief Executive Officer. The agreement provides for a minimum base salary of $800,000, subject to periodic review by the Compensation and Organization Committee, and eligibility for an annual bonus award at a target bonus level of not less than 100% of base salary.

The actual bonus payable, if any, is to be determined by the Compensation and Organization Committee in its sole discretion. Mr. Unruh is eligible to participate in the benefit programs generally made available to executive officers and is eligible to receive stock option and other long-term incentive awards under the 1990 Plan. If Mr. Unruh's employment is terminated under certain circumstances, Mr. Unruh will be entitled to receive continued payment of his base salary and bonus (based on the average percentage of his last three annual bonus payments) for the remainder of the term of the agreement (with a minimum of one year's salary plus bonus). He will also be entitled to full vesting in his pension benefit under the Officer Plan, any post-retirement medical and life insurance coverage as is then generally available to officers, full vesting in outstanding awards under the 1990 Plan and an extension of the repayment period on his home mortgage loan. The agreement provides that under certain circumstances that constitute a "change in control" (generally, the acquisition by any person of the beneficial ownership of 20% or more of Unisys voting securities or a change in the composition of a majority of the Board of Directors), the term of the agreement will be automatically extended for a period of three years from the date of the change in control. Further, under certain circumstances that constitute a "potential change in control" (generally, the acquisition by any person of the beneficial ownership of 9.9% or more of Unisys voting securities or certain agreements or actions which, if consummated, would result in a change in control), the Compensation and Organization Committee, in its discretion, may elect to fund Mr. Unruh's pension benefit through a grantor trust. If an actual change in control occurs, the funding of the trust, if any, will become irrevocable. If an actual change in control occurs and all or any portion of Mr. Unruh's pension benefit has not been funded through the grantor trust, the Company will pay to Mr. Unruh a single sum cash payment in an amount equal to the present value of that portion of his pension benefit that has not been so funded. Mr. Unruh is also party to a change in control agreement with the Company, as described on page 17. Under no circumstances will Mr. Unruh receive duplicate payments under the change in control agreement and his employment agreement.

     Effective November 1995, the Company entered into a three-year employment agreement with Lawrence C. Russell, covering the terms and conditions of his employment as Executive Vice President of Unisys and President of the Information Services Group. The agreement provides for an annual base salary of $450,000, subject to annual review, and eligibility for an annual bonus under the Unisys Executive Variable Compensation Plan at a target of not less than 60% of base salary. The agreement provides that the actual bonus amount can vary from zero to 150% of target, except that a minimum payout of 100% of target was guaranteed for 1996. Mr. Russell is eligible to participate in the benefit programs generally made available to executive officers and is eligible to receive stock option and other long-term incentive awards under the 1990 Plan. Pursuant to the agreement, Mr. Russell was also granted the long-term incentive award more fully described on page 14. The agreement provides that, if Mr. Russell remains employed with the Company on the applicable payment date, the Company will make periodic payments, totaling $700,000, through the year 2000, to compensate Mr. Russell for the value of incentives forfeited from his previous employment. If the Company terminates Mr. Russell's employment other than for cause, he will be entitled to receive continued payment of his base salary and bonus for the remainder of the term of the agreement (with a minimum of one year's salary plus bonus). He will also be entitled to immediate vesting of outstanding stock options, immediate lapse of restrictions on outstanding restricted stock grants, a lump-sum payment of any remaining incentive forfeiture installments and continued medical and dental coverage through the remaining agreement term. Mr. Russell is also party to a change in control agreement. He is not entitled to receive duplicate payments under the change in control agreement and his employment agreement.

CHANGE IN CONTROL EMPLOYMENT AGREEMENTS

     The Company has entered into change in control employment agreements with its executive officers including the Named Officers. The agreements are intended to retain the services of these executives and provide for continuity of management in the event of any actual or threatened change in control. A change in control is generally defined as (i) the acquisition of 20% or more of Unisys Common Stock, (ii) a change in the majority of the Board of Directors unless approved by the incumbent directors (other than as a result of a contested election) and (iii) certain reorganizations, mergers, consolidations, liquidations or dissolutions. Each agreement has a term ending on the third anniversary of the date of the change in control. These agreements, which are the same in substance for each executive, provide that in the event of a change in control each executive will have specific rights and receive certain benefits. Those benefits include the right to continue in the Company's employ during the term, performing comparable duties to those being performed immediately prior to the change in control and at compensation and benefit levels that are at least equal to the compensation and benefit levels in effect immediately prior to the change in control. Upon a termination of employment under certain circumstances following a change in control, the terminated executive will be entitled to receive special termination benefits, including a lump sum payment equal to three years base salary and bonus and the actuarial value of the pension benefit the executive would have accrued had the executive remained employed for three years following the termination date. The special termination benefits are payable if the Company terminates the executive without cause, the executive terminates employment for certain enumerated reasons (including a reduction in the executive's compensation or responsibilities or a change in the executive's job location), or the executive voluntarily terminates employment for any reason during the 30-day period following the first anniversary of the date of the change in control. If any payment or distribution by the Company to the executive is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the executive is entitled to receive a payment on an after-tax basis equal to the excise tax imposed. The executive is under no obligation to mitigate amounts payable under these agreements, and to the extent the executive has a separate employment agreement with the Company with conflicting rights, the executive is allowed the greater entitlement.

INDEBTEDNESS OF MANAGEMENT

     The Company has made no-interest loans to certain of its executive officers. The loans, which were made in connection with the officer's purchase of a principal residence upon relocation, are generally for a 20-year term (assuming continued employment with the Company), are evidenced by promissory notes and are secured by second mortgages. Mr. Russell has a four-year, interest-free loan secured by a first mortgage. The maximum amounts outstanding during the period between January 1, 1996 and March 14, 1997 for each of the following were: J.F. McHale, $127,500; L.C. Russell, $283,000; J.A. Unruh, $245,000. The principal amount of Messrs. McHale's and Unruh's loans as of March 14, 1997 were $122,500 and $130,000, respectively.

COMPENSATION OF DIRECTORS

     In 1996, the Company's non-employee directors received a monthly director's fee of $1,250 plus an attendance fee of $750 for each Board of Directors and Board Committee meeting attended. A director could elect to have these fees paid in the form of common stock equivalent units ("Stock Units") rather than in cash. Each non-employee director also received a monthly retainer in the form of Stock Units having a value of $1,000. The value of each Stock Unit at any point in time is equal to the value of one share of Unisys Common Stock. Stock Units are recorded in a memorandum account maintained for each director. Dividend equivalents, if any, are also credited to the account. A director's Stock Unit account is payable upon termination of service or at any date at least five years after the Stock Units are awarded in either cash or common stock at the election of the director. Directors do not have the right to vote with respect to any Stock Units. Directors also have the opportunity to defer until termination of service or until any date at least five years after the deferral all or a portion of their cash fees. Any deferred cash amounts, and earnings or losses thereon, are recorded in a memorandum account maintained for each director. The right to receive future payments of Stock Unit accounts and deferred cash accounts is an unsecured claim against the Company's general assets. Directors who are employees of the Company do not receive any cash or Stock Unit fees for their services as directors.

          JOINT REPORT OF THE COMPENSATION AND ORGANIZATION COMMITTEE
                AND THE COMMITTEE FOR EQUITY-BASED COMPENSATION

COMPENSATION PROGRAM AND POLICIES

     In 1996, the Company's executive compensation program was administered by the Compensation and Organization Committee (the "Compensation Committee") and the Committee for Equity-Based Compensation (the "Equity Compensation Committee"). The Compensation Committee reviewed compensation levels of elected officers, evaluated performance and considered management succession and related matters. It also administered the Company's incentive plans, including the Executive Variable Compensation Plan (the "EVC Plan"). The Equity Compensation Committee administered the equity-based aspects of the Company's executive compensation plans, including the 1990 Plan.

     The Company's executive compensation program is designed to attract and retain executives who will contribute to the Company's long-term success, to reward executives for achieving both financial and strategic company goals, to link executive and stockholder interests through equity-based plans and to provide a compensation package that recognizes individual contributions as well as overall business results. As a result, a substantial portion of each executive's total compensation is intended to be variable and to be tied closely to the performance of Unisys and the executive's business unit, as well as the attainment of the executive's individual goals.

     Periodically the Compensation Committee conducts a review of the Company's executive compensation program, during which the Compensation Committee analyzes the elements of the executive compensation program in comparison to executive compensation programs maintained by public corporations that represent the Company's most direct competitors for executive talent. These companies (the "peer companies") include the principal companies included in the peer group indices in the Performance Graph on page 22 of this Proxy

Statement and additional companies in various industries. In 1996, this review included an analysis by an independent compensation consultant.

     The three key components of the Company's executive compensation program for 1996 were base salary, short-term incentive payments and long-term incentive awards in the form of stock options. Target levels for each of these three elements of compensation were determined with reference to the competitive marketplace, with overall compensation target levels intended to be at approximately the 50th percentile for comparable positions at the peer companies. In addition, in 1996 the Company made restricted stock awards to a limited number of executives as more fully described below.

     For tax years beginning on or after January 1, 1994, the Internal Revenue Code limits the ability of a publicly held corporation to deduct compensation in excess of $1 million paid to the executives named in the Summary Compensation Table for that year. Compensation paid under short-term and long-term incentive plans may be exempt from the deductibility limitations if the plans meet certain criteria. Under transition rules that expire in 1997 for certain plans previously approved by stockholders, stock option grants under the 1990 Plan, and amounts received on exercise of such options, are not considered compensation subject to the limitations. As permitted by the transition rules, the Compensation Committee established, as more particularly described below, a performance threshold and a maximum payment amount for Mr. Unruh's 1996 bonus under the EVC Plan to qualify that component of Mr. Unruh's compensation for exemption from the deductibility limitations.

     The Company's policies with respect to each of the elements of its executive compensation program, as well as the basis for the compensation awarded to Mr. Unruh, are discussed below.

BASE SALARY

     Each executive officer position is assigned a salary range based upon salaries for comparable positions at the peer companies. The midpoint of the range for each position is targeted at the 50th percentile for the comparable positions. Individual salaries within the range are determined primarily by individual performance, level of responsibility and experience. As a result, the base salary of any executive officer may be set at, above or below the 50th percentile, depending upon individual circumstances.

SHORT-TERM INCENTIVE PAYMENTS

     In 1993, the Company's stockholders approved the EVC Plan. This plan's stated purpose is to motivate and reward elected officers and other key executives for the attainment of individual and/or corporate performance goals. Under the plan, the Compensation Committee has the discretion to determine the conditions (including performance objectives) applicable to annual award payments and the amounts of such awards. For 1996, all of the Company's executive officers participated in the plan. With respect to executives other than Mr. Unruh and Mr. Russell, awards under the plan for 1996 were generally determined as follows.

     Early in 1996, executives participating in the EVC Plan were assigned target award amounts for the year, which were typically stated as a percentage of salary paid during the year (ranging, in the case of elected officers other than Mr. Unruh, from 35% to 60%). Target amounts were designed to be at approximately the 60th percentile for the peer companies in order to place a greater emphasis on the variable, short-term component of total compensation. Performance goals were also established for participating executives based upon the financial performance of Unisys and, in the case of certain executives, the executive's business unit

(specifically, achievement of pre-established revenue, profit and cash flow objectives) and upon individual performance objectives. Actual award amounts were not determined by formula and could range from zero to 150% of target, depending upon the Compensation Committee's evaluation of individual and corporate/business unit performance. For the Named Officers other than Mr. Unruh and Mr. Russell, the Compensation Committee primarily considered individual and business unit performance in making awards for 1996. Mr. Russell's award was determined in accordance with the terms of the employment agreement described on page 16. Under the employment agreement, Mr. Russell was guaranteed a minimum payout of 100% of target for 1996.

LONG-TERM INCENTIVE AWARDS

     Under the 1990 Plan, stock options may be granted to the Company's executive officers and other key employees. The size of stock option awards is based primarily on the individual's responsibilities and position with Unisys. The Equity Compensation Committee does not determine the size of such awards by reference to the amount or value of stock options currently held by an executive officer. For 1996, the value of stock option grants was in the lowest quartile for comparable positions at the peer companies.

     Stock options are designed to align the interests of executives with those of stockholders. Stock options are granted with an exercise price equal to the market price of Unisys Common Stock on the date of grant, and current grants vest over four years. This approach is designed to encourage the creation of stockholder value over the long term since no benefit is realized unless the price of the Common Stock rises over a number of years.

     During 1996, grants of restricted shares of Unisys Common Stock were made to selected executives, including the Named Officers, under the 1990 Plan. Restricted shares may not be sold or pledged until March 1, 1999. On that date, all restrictions will lapse, provided the executive is still employed by Unisys. The restricted share grants were intended to encourage the enhancement of stockholder value and to aid in the retention of key employees.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     In 1996, the principal elements of Mr. Unruh's compensation were salary, bonus and long-term incentive awards in the form of stock options and restricted shares. This aggregate compensation (assuming a bonus award at 100% of target) was at approximately the 35th percentile for chief executive officers of companies in the computer industry.

     Mr. Unruh's base salary was determined in accordance with the employment agreement described at page 15. The agreement provides for a minimum base salary of $800,000, subject to periodic review by the Compensation Committee. In 1996, Mr. Unruh's base salary was increased to $836,000. This amount is approximately 10% higher than the average for chief executive officers of companies in the computer industry.

     Under his employment agreement, Mr. Unruh is eligible for an annual bonus award at a target of not less than 100% of salary paid during the year. The target bonus amount is at approximately the 60th percentile for companies in the computer industry and reflects the Compensation Committee's decision to emphasize short-term performance as a component of Mr. Unruh's total compensation. Under the employment agreement, the actual bonus amount payable to Mr. Unruh, if any, is to be determined by the Compensation Committee, based upon such factors as it deems appropriate. No minimum bonus is guaranteed.

     In the first quarter of 1996, the Compensation Committee established a performance threshold for Mr. Unruh's bonus based on the Company's net income and set a maximum payment amount of three million dollars. Net income in 1996 satisfied the performance threshold. Subject to the maximum referred to above, the Compensation Committee retained the discretion to determine the amount of bonus actually paid to Mr. Unruh. In making its determination, the Compensation Committee evaluated Mr. Unruh's achievement of other goals set at the beginning of 1996. These goals consisted of corporate performance objectives (predetermined levels of revenue, profit and cash flow), objectives regarding the Company's debt maturity profile and various non-financial personal and organizational goals. Specific weights were not assigned to the various goals or to the components of corporate financial objectives. Based on its overall assessment, the Compensation Committee awarded Mr. Unruh a bonus of $585,000 or 70% of target for 1996.

     In 1996, Mr. Unruh received options to purchase 180,000 shares of Common Stock at an exercise price of $6.25 per share. The size of this grant was at approximately the 20th percentile for chief executives of computer companies. In 1996, Mr. Unruh also received a grant of 269,474 restricted shares as more fully discussed above.

Compensation and Organization Committee      Committee for Equity-Based Compensation
     Melvin R. Goodes                        Melvin R. Goodes
     Alan E. Schwartz                        Kenneth A. Macke
     Kenneth A. Macke

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation and Organization Committee were Melvin R. Goodes, Kenneth A. Macke and Alan E. Schwartz. During 1996, the law firm of Honigman Miller Schwartz and Cohn, of which Alan E. Schwartz is a member, provided legal services to Unisys.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total stockholder return on Unisys Common Stock during the five fiscal years ended December 31, 1996 with the cumulative total return on the Standard & Poor's 500 Stock Index, the Standard & Poor's Computers (Hardware) Index and the Standard & Poor's Computers (Software and Services) Index. The comparison assumes $100 was invested on December 31, 1991 in Unisys Common Stock and in each of such indices and assumes reinvestment of dividends.

     Both the Computers (Hardware) and the Computers (Software and Services) Indices are presented below because Standard & Poor's has reclassified Unisys from the Computers (Hardware) Index to the Computers (Software and Services) Index.

                                                                       S & P
                                                      S & P          Computers
                         Unisys          S & P      Computers       (Software &
                      Corporation         500       (Hardware)       Services)
                      -----------        -----      ----------      -----------

Dec-91                     100            100            100            100
Dec-92                     245            108             73            118
Dec-93                     306            118             76            151
Dec-94                     209            120             98            179
Dec-95                     133            165            131            251
Dec-96                     164            203            175            390

                           GENERAL AND OTHER MATTERS

POLICY ON CONFIDENTIAL VOTING

     It is the Company's policy that all stockholder proxies, ballots and voting materials that identify the vote of a specific stockholder shall, if requested by that stockholder on such proxy, ballot or materials, be kept permanently confidential and shall not be disclosed to the Company, its affiliates, directors, officers and employees or to any third parties, except as may be required by law, to pursue or defend legal proceedings or to carry out the purpose of, or as permitted by, the policy. Under the policy, vote tabulators and inspectors of election are to be independent parties who are unaffiliated with and are not employees of the Company. The policy provides that it may, under certain circumstances, be suspended in the event of a proxy solicitation in opposition to a solicitation of management. The Company may at any time be informed whether or not a particular stockholder has voted. Comments written on proxies or ballots, together with the name and address of the commenting stockholder, will also be made available to the Company.

STOCKHOLDER PROPOSALS

     Any stockholder who intends to submit a proposal for inclusion in the proxy materials for the 1998 Annual Meeting of Stockholders must submit such proposal so that it is received by the Company no later than November 14, 1997.

OTHER MATTERS

     At the date of this Proxy Statement, the Board of Directors knows of no matter other than the matters described herein that will be presented for consideration at the Annual Meeting. However, if any other matter shall properly come before the Annual Meeting, the shares represented by proxies that are signed and returned by stockholders will, unless stockholders otherwise specify, be voted thereon in the discretion of the persons voting such shares.

     The Company will bear the cost of soliciting proxies. Such cost will include charges by brokers and other custodians, nominees and fiduciaries for forwarding proxies and proxy material to the beneficial owners of Unisys Common Stock. Solicitation may also be made personally, or by telephone or telegraph, by the Company's directors, officers and regular employees without additional compensation. In addition, the Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies for a fee of approximately $12,000, plus expenses.

                                          By Order of the Board of Directors,

                                          /s/ Harold S. Barron
                                          Harold S. Barron
                                          Senior Vice President,
                                          General Counsel and Secretary

Dated: March 14, 1997

                               UNISYS CORPORATION

               PROXY FOR ANNUAL MEETING TO BE HELD APRIL 24, 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED HEREBY APPOINTS KENNETH A. MACKE, ALAN E. SCHWARTZ AND JAMES A. UNRUH, AND EACH OF THEM, PROXIES, WITH POWER OF SUBSTITUTION, TO VOTE ALL SHARES OF COMMON STOCK WHICH THE UNDERSIGNED IS ENTITLED TO VOTE AT THE 1997 ANNUAL MEETING OF STOCKHOLDERS OF UNISYS CORPORATION, AND AT ANY ADJOURNMENT THEREOF, AS DIRECTED ON THE REVERSE SIDE HEREOF WITH RESPECT TO THE ITEMS SET FORTH IN THE ACCOMPANYING PROXY STATEMENT AND IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS CARD ALSO PROVIDES VOTING INSTRUCTIONS (FOR SHARES CREDITED TO THE ACCOUNT OF THE UNDERSIGNED, IF
ANY) TO THE TRUSTEE FOR THE UNISYS SAVINGS PLAN (THE "SAVINGS PLAN") AS MORE FULLY DESCRIBED ON PAGE 1 OF THE PROXY STATEMENT.

 PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY/VOTING INSTRUCTION CARD IN THE
                               ENCLOSED ENVELOPE

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)






                               UNISYS CORPORATION
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]


   THE BOARD OF DIRECTORS RECOMMENDS A VOTE                      WITHHELD  FOR
   FOR ITEMS 1 AND 2.                                   FOR all  from all  except nominee(s) listed below:
1. Election of Directors-Nominees: Gail D. Fosler,      [ ]      [ ]       [ ]
   Melvin R. Goodes, Edwin A. Huston, Robert
   McClements, Jr.

                                                        FOR      AGAINST   ABSTAIN
2. Ratification of Selection of Independent Auditors    [ ]      [ ]       [ ]


THE BOARD OF DIRECTORS RECOMMENDS A VOTE
AGAINST ITEMS 3 AND 4.                                  FOR      AGAINST   ABSTAIN
3. Stockholder Proposal                                 [ ]      [ ]       [ ]
   (Board declassification)

                                                        FOR      AGAINST   ABSTAIN
4. Stockholder Proposal                                 [ ]      [ ]       [ ]
   (split-up of the Company)

           Mark Here to
           Receive an
           Admission Ticket                             [ ]

           Mark Here to Have
           Your Vote Remain
           Confidential                                 [ ]

                                                        Date _______________, 1997



THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEMS 3 AND 4 AND THE TRUSTEE FOR THE SAVINGS PLAN WILL VOTE AS DESCRIBED ON PAGE 1 OF THE PROXY STATEMENT.




----------------------------------------    ------------------------------------
Signature:                                  Signature:

NOTE: Please sign exactly as name appears hereon. For joint accounts both owners should sign. When signing as executor, administrator, attorney, trustee, guardian, corporate officer, etc., please give your full title.